Exhibit 99.1

Contact: Safeco Investor Relations

Neal Fuller, 206-545-5537

Contact: Safeco Media Relations

Paul Hollie, 206-545-3048

John Hamlin Appointed to Safeco Board of Directors

SEATTLE — (Sept. 27, 2006) — Safeco’s (NASDAQ: SAFC) board of directors has appointed John Hamlin as director, effective Nov. 1, 2006. Hamlin will stand for election at the company’s annual meeting of shareholders in May 2007.

Hamlin, 41, is senior vice president for Dell’s Global Online Business and Global Brand Marketing. From 2000-2005, Hamlin served as senior vice president of Dell’s U.S. consumer business. He joined Dell in 1996 and has held a variety of marketing and operations positions both in the U.S. and Japan. He previously worked in the venture capital field and served as a strategic consultant at Bain & Company for six years.

“John brings to the board impressive marketing credentials with a Fortune 25 company and a proven track record for innovative thinking,” said Jay Brown, Safeco’s non-executive chairman of the board. “John was identified as a director candidate through an independent search process conducted by Russell Reynolds. We are delighted to welcome him to the board and look forward to his insights as Safeco hones its capability to innovate and differentiate its products.”

Hamlin is a graduate of Dartmouth College and holds a master’s degree in business administration from Harvard Business School. He serves on the board of directors of Dell Financial Services.

Safeco, in business since 1923, is a Fortune 500 property and casualty insurance company based in Seattle. The company sells insurance to drivers, home owners, and owners of small- and mid-sized businesses principally through a national network of independent agents and brokers.

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